Exhibit 99.1

Financial Institutions, Inc.

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Provides Update on
“At-The-Market” Offering of Common Stock

WARSAW, N.Y. – September 22, 2017 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), the parent company of Five Star Bank, Scott Danahy Naylon, LLC and Courier Capital, LLC, today provided an update on the Company’s up to $40 million “at-the-market” equity offering program that commenced on May 30, 2017 (“ATM Offering”). The recent trading window for the sale of shares under the ATM Offering closed at the end of trading on September 14, 2017.

The Company has sold a total of 1,069,635 common shares at an average price of $29.01 per share, raising approximately $31.0 million in gross proceeds through the ATM Offering. The shares were offered through Sandler O’Neill + Partners, L.P., as sales agent. The Company has received net proceeds of approximately $29.8 million.

“We are pleased to have raised approximately $31 million through our ATM Offering,” stated Martin K. Birmingham, the Company’s President and Chief Executive Officer. “We will continue to assess our capital needs and evaluate market conditions in deciding whether to continue the ATM Offering.”

About Financial Institutions, Inc.
Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon, LLC (“SDN”) and Courier Capital, LLC (“Courier Capital”). Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices and 70 ATMs throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Forward-Looking Statements
Statements contained in this press release which are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Similarly, statements that describe the objectives, plans or goals of the Company are forward-looking. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “targeting,” “intend,” “outlook,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements involve significant risks and uncertainties. All forward-looking statements made herein are qualified by the cautionary language in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Except as required by law, the Company assumes no obligation to update any information presented herein.

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For additional information contact:

Shelly J. Doran
Director Investor & External Relations
(585) 627-1362 or sjdoran@five-starbank.com